UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 18, 2009

MIP SOLUTIONS, INC.
(Exact name of Registrant as specified in its charter)

Nevada	333-141927	20-4047619
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2130 East Bidwell Street
Folsom, CA 95630
(916) 817-1588
 (Address and Telephone Number of Issuer's Principal Executive Offices)

Laughlin Associates, Inc.
2533 N. Carson Street
Carson City, NV 89706
Telephone (775) 883-8484  ext 202
 (Name, Address, and Telephone Number of Agent for Service)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

MIPSolutions, Inc. has signed a letter of intent to merge with HS, Inc., a privately held company that develops and installs large-scale network and security system installations for general construction projects, military bases and manufacturing facilities throughout the world.

After early attempts to begin the scale up process, it became apparent that additional bench work of the MIP technology will be necessary to bring our product to market.  With the resignation of our Chief Scientific Officer late last year, the company has decided to pursue this acquisition in order to maximize shareholder value but, will continue to pursue other opportunities directly relating to MIP Technology.

About MIPSolutions, Inc.

MIPSolutions, Inc. is focused on the development of technologies to be deployed in the mining, environmental, water and medical markets. A license agreement with The Johns Hopkins University Applied Physics Laboratory and our own Intellectual Property supports our technology. The technology incorporates a process to selectively capture target molecules that, after being isolated, can be released and concentrated into a pure saleable product. The process enables the advancement of products designed to focus on toxic, problematic, and/or valuable elements. Founded in 2005, MIPSolutions, Inc. is a public corporation headquartered in Folsom, CA.

About HS, Inc.

HS, Inc. is focused on installation and retrofitting network and security systems in the current marketplace. World-class manufacturers are key customers and Global clients are currently under contract.  HS, Inc. plans on acquiring disruptive security technologies that will set the precedent in HS, Inc. main areas of focus.

The terms of the merger were not disclosed as they are not to be finalized until the due diligence process is complete.  At that time, terms will be disclosed and will be submitted for a vote by the board of directors and shareholders of both companies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

MIP SOLUTIONS, INC.

Dated August 18, 2009	By:	/s/ Jeff Lamberson
President